EXHIBIT 2.2










                PAYMENT AND ESCROW AGREEMENT

                  dated as of June 2, 2003

                            among

             NEW ENGLAND BUSINESS SERVICE, INC.,

                     THE REPRESENTATIVE

                             and

                        SUNTRUST BANK


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                      TABLE OF CONTENTS


             ARTICLE I PAYMENT AND ESCROW FUNDS

1.1  Establishment of Payment and Escrow Funds............1

            ARTICLE II INDEBTEDNESS PAYMENT FUND

2.1  Payment Procedures for Indebtedness..................2

               ARTICLE III EQUITY PAYMENT FUND

3.1  Surrender and Payment Procedures for Company Common
     Stock................................................2
3.2  Surrender and Payment Procedures for Company
     Options..............................................4
3.3  Special Equity Payment Fund Instructions Relating
     to USDA..............................................5
3.4  Reports..............................................5
3.5  Termination of Equity Payment Fund...................5

                ARTICLE IV EQUITY ESCROW FUND

4.1  Final Aggregate Merger Consideration Deposit to or
     Distribution from Escrow Fund........................6
4.2  Claims Against Equity Escrow Fund....................6
4.3  Resolution of Claims.................................7
4.4  Payment of Claims....................................7
4.5  Distribution of Equity Escrow Fund...................7
4.6  Special Equity Escrow Fund Instructions Relating to
     USDA.................................................8

                ARTICLE V REPRESENTATIVE FUND

5.1  Representative Fund..................................9
5.2  Special Representative Fund Instructions Relating
     to USDA.............................................10

                ARTICLE VI GENERAL PROVISIONS

6.1  Term of Agreement...................................10
6.2  Taxes...............................................10
6.3  Investment of Cash..................................11
6.4  The Agent...........................................11
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6.5  Notices.............................................14
6.6  Assignment..........................................15
6.7  Governing Law.......................................15
6.8  Counterparts........................................15

Exhibit A      Merger Agreement

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                PAYMENT AND ESCROW AGREEMENT

          PAYMENT AND ESCROW AGREEMENT, dated as of
June 2, 2003 (this "Agreement"), by and among New England Business Service, Inc., a Delaware corporation (the "Buyer"), Joann McNiff, as the representative (the "Representative") of the former stockholders and optionholders of Safeguard Business Systems, Inc., a Delaware corporation (the "Company"), and SunTrust Bank, a Georgia banking corporation, as Payment and Escrow Agent (the "Agent").

          This Agreement is being entered into pursuant to
Section 2.3(a) of the Merger Agreement, dated as of April
23, 2003 (the "Merger Agreement"), by and among the Buyer,
Centurion Sub, Inc. and the Company, a copy of which is attached as Exhibit A hereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                          ARTICLE I

                  PAYMENT AND ESCROW FUNDS

          1.1  Establishment of Payment and Escrow Funds.

            Simultaneously with the execution and delivery of this Agreement and in accordance with Section 2.3(a) of the Merger Agreement, the Buyer is depositing with the Agent
(a) cash in the amount of the Indebtedness of the Company and its Subsidiaries to be paid off in connection with the Closing of $17,232,196.22 (the "Indebtedness Payment
Fund") and (b) cash in the amount of $54,536,395.78, (i) $7,900,000 of which, together with any additional amount deposited pursuant to Section 4.1, shall be the "Equity Escrow Fund", (ii) $500,000 of which shall be the "Representative Fund" and (iii) the $46,136,395.78 (1) balance of which shall be the "Equity Payment Fund," and the Agent shall hold and pay or distribute the Indebtedness Payment Fund, the Equity Escrow Fund, the Representative Fund and the Equity Payment Fund in accordance with this Agreement.

(1) Initial Aggregate Merger Consideration minus the Equity
Escrow Fund and the Representative Fund.

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                     ARTICLE II

                  INDEBTEDNESS PAYMENT FUND

          2.1  Payment Procedures for Indebtedness.

             Exhibit 1 hereto lists (i) the names of all holders of Indebtedness of the Company and its Subsidiaries to be paid off in connection with the Closing, (ii) the amount of Indebtedness owed to each such holder to be so paid and (iii) the bank account of each such holder to which such payment is to be made (together with wire payment instructions for such bank account). As soon as practicable after the deposit by the Buyer of the Indebtedness Payment Fund and not later than before the close of business on the date hereof, the Agent shall pay the Indebtedness Payment Fund to such holders, in such amounts and to such accounts as set forth on Exhibit 1 hereto by wire transfer of immediately available funds. No payments shall be made under Article III hereof until such time as all payments required by this Section 2.1 have been made.

                         ARTICLE III

                     EQUITY PAYMENT FUND

          3.1  Surrender and Payment Procedures for Company Common
               Stock.



               (a) Exhibit 2 hereto lists (i) the names and addresses of all of the holders (individually a "Stockholder" and collectively, the "Stockholders") of shares of common stock, par value $.01 per share, of the Company ("Company Common
Stock") that were issued and outstanding immediately prior to the time of the filing of the Certificate of Merger pursuant to the Merger Agreement on the date hereof (the
"Effective Time"), as such names and addresses appear on the stock transfer books of the Company, (ii) the number of such issued and outstanding shares of Company Common Stock that were held by each such Stockholder, (iii) the certificate numbers of the stock certificate or certificates
(individually a "Certificate" and collectively the "Certificates") which immediately prior to the Effective
Time represented such issued and outstanding shares of Company Common Stock so held by each such Stockholder, (iv) any stop transfer order issued against the shares represented by such Certificates and the Certificate number to which such stop transfer order relates, (v) the amount of the partial payment to be paid to such Stockholder pursuant to Section 3.1(d) (the "Stockholder Partial Payment") and
(vi) each such Stockholder's Ownership Percentage Interest.

               (b) As soon as practicable after the date hereof, the Agent shall mail, by first class mail, postage prepaid, to the Stockholders listed on Exhibit 2 hereto, at the respective addresses set forth on Exhibit 2 hereto, (i) a stockholder agreement in the form attached as Exhibit 3 hereto
(individually a "Stockholder Agreement" and collectively the "Stockholder Agreements"), (ii) a copy of the letter of transmittal, in the form attached as Exhibit 4 hereto (individually a "Stockholder Letter of Transmittal" and collectively the "Stockholder Letters of Transmittal"), and
(iii) an envelope addressed to the Agent for use by the Stockholders in delivering their respective Stockholder
Agreements to the Agent and surrendering their respective Certificate or Certificates to the Agent for payment in accordance with the Merger Agreement and this Agreement.
The Agent shall furnish additional copies of the Stockholder Agreement, the Stockholder Letter of Transmittal and the
return envelope as requested and shall accept and respond to telephone requests for information relative to the procedures for the delivery of Stockholder Agreements and
the surrender of Certificates.
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               (c)  From time to time after the date hereof,
the Stockholders will deliver to the Agent their respective Stockholder Agreements and surrender to the Agent their respective Certificate or Certificates, accompanied by a Stockholder
Letter of Transmittal, all in accordance with the instruc tions contained in the Stockholder Letter of Transmittal.
Upon receipt of any Stockholder Agreement, Certificate and the accompanying Stockholder Letter of Transmittal, the Agent shall examine them to confirm that they have been executed and delivered or surrendered in accordance with the instructions in the Stockholder Letter of Transmittal, including verifying that no stop order has been issued against the shares represented by such Certificate by reason of loss, theft, destruction or other invalidity and attempting to reconcile any discrepancies between the Stockholder surrendering such Certificate, the certificate number of such Certificate and the number of shares of Company Common Stock represented by such Certificate, on the one hand, and the information set forth on Exhibit 2 hereto, on the other hand. If the Agent determines that any such delivery or surrender does not comply with the foregoing, the Agent shall contact the applicable Stockholder by what ever means of communication the Agent deems most expedient in order to resolve the deficiency. Should the Agent be unable to resolve the deficiency, the Agent shall request further instructions from the General Counsel and Secretary of the Buyer. The Buyer reserves the right, in its absolute discretion, to determine all questions regarding the delivery of Stockholder Agreements and the surrender of Certificates and Stockholder Letters of Transmittal, including the propriety of the execution thereof and any other question as to the eligibility for acceptance of any delivery or surrender, and to waive any deficiency with respect thereto. Upon receipt of any Certificates representing Dissenting Shares held by Stockholders listed on Exhibit 5 hereto, the Agent shall so notify the General
Counsel and Secretary of the Buyer and shall not exchange any such Certificates without receiving the prior written approval of the Buyer. The Agent shall cancel all Cer tificates accepted for payment and retain such Certificates pending further instructions from the Buyer.

               (d)  Except as otherwise provided in
Section 3.3(a), promptly after receiving and processing a
Stockholder Agreement, Certificate and accompanying
Stockholder Letter of Transmittal in accordance with
Section 3.1(c), and subject to the prior payout of the
Indebtedness Payment Fund pursuant to Section 2.1, the
Agent shall make the Stockholder Partial Payment to which
the Stockholder delivering such Stockholder Agreement and
surrendering such Certificate and accompanying Stockholder
Letter of Transmittal is entitled by mailing, by first class mail, postage prepaid, a check in the amount of the Stockholder
Partial Payment set forth opposite such Stockholder's name
on Exhibit 2, in accordance with the payment instructions
given by such Stockholder in the accompanying Stockholder
Letter of Transmittal, which such Stockholder Partial
Payment was determined by the parties to the Merger
Agreement      pursuant to clause (A) of the third sentence
of Section 2.3(c) thereof.
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          3.2  Surrender and Payment Procedures for Company Options.



               (a) Exhibit 6 hereto lists (i) the names and addresses of all of the holders (individually an "Optionholder" and collectively, the "Optionholders") of options (each a "Company Option" and collectively the "Company Options") to purchase shares of Company Common Stock that were outstanding immediately prior to the Effective Time, as such names and addresses appear on the books of the Company, (ii) the number of shares of Company Common Stock subject to, and the exercise price of, each Company Option held by each such Optionholder, (iii) the amount of the partial payment to be paid to such Optionholder pursuant to Section 3.2(d) (the "Optionholder Partial Payment") and (iv) each such Optionholder's Ownership Percentage Interest.

               (b) As soon as practicable after the date hereof, the Agent shall mail, by first class mail, postage prepaid, to the Optionholders listed on Exhibit 6 hereto, at the respective addresses set forth on Exhibit 6 hereto, (i) a copy of the letter of transmittal, in the form attached as Exhibit 7 hereto (individually an "Optionholder Letter of Transmittal" and collectively the "Optionholder Letters of Transmittal"), and (ii) an envelope addressed to the Agent for use by the Optionholders in surrendering their respective Company
Option or Company Options for payment in accordance with the Merger Agreement and this Agreement. The Agent shall furnish additional copies of the Optionholder Letter of Transmittal and the return envelope as requested and shall accept and respond to telephone requests for information relative to the procedures for surrender of Company Options.

               (c)  From time to time after the date hereof,
the Optionholders will surrender to the Agent their respective Company Option or Company Options, accompanied by an Optionholder Letter of Transmittal, all in accordance with the instruc tions contained in the Optionholder Letter of Transmittal.
Upon receipt of any Company Option and the accompanying Optionholder Letter of Transmittal, the Agent shall examine them to confirm that they have been executed and surrendered in accordance with the instructions in the Optionholder
Letter of Transmittal, including attempting to reconcile any discrepancies between the Optionholder surrendering such
Company Option and the number of shares of Company Common
Stock subject to, and the exercise price of, such Company
Option, on the one hand, and the information set forth on
Exhibit 6 hereto, on the other hand.  If the Agent
determines that any such surrender does not comply with the foregoing, the Agent shall contact the applicable
Optionholder by whatever means of communication the Agent
deems most expedient in order to resolve the deficiency.
Should the Agent be unable to resolve the deficiency, the
Agent shall request further instructions from the General
Counsel and Secretary of the Buyer.  The Buyer reserves the
right, in its absolute discretion, to determine all
questions regarding the surrender of Company Options and Optionholder Letters of Transmittal, including the propriety of the execution thereof and any other question as to the eligibility for acceptance of any surrender, and to waive any deficiency with respect thereto.  The Agent shall retain all Company Options accepted for payment pending further instructions from the Buyer.
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               (d)  Except as otherwise provided in Section
3.3(b), promptly after receiving and processing a Company Option and accompanying Optionholder Letter of Transmittal in accordance with Section 3.2(c), and subject to the prior payout of the Indebtedness Payment Fund pursuant to Section
2.1, the Agent shall make the Optionholder Partial Payment to which the Optionholder surrendering such Company Option and accompanying Optionholder Letter of Transmittal is entitled by mailing, by first class mail, postage prepaid, a check in the amount of the Optionholder Partial Payment set forth opposite such Optionholder's name on Exhibit 6, in accordance with the payment instructions given by such Optionholder in the accompanying Optionholder Letter of Transmittal, which such Optionholder Partial Payment was determined by the parties to the Merger Agreement pursuant to clause (A) of the third sentence of Section 2.3(d) thereof.
          3.3  Special Equity Payment Fund Instructions Relating to
               USDA.

               (a) Upon receipt of one or more executed
Stockholder Agreements, Certificates and Stockholder Letters of Transmittal in the name of the United Safeguard Distributor Association (the "USDA"), together with a letter of direction executed on behalf of the USDA relating to the Certificate(s) surrendered by the USDA (the "USDA
Stockholder Letter of Direction"), the Agent shall immediately notify the Buyer and, upon written authorization by the Buyer, shall, in lieu of making a Stockholder Partial Payment to the USDA, make Stockholder Partial Payments to the individuals identified in the USDA Stockholder Letter of Direction and in the amounts set forth in the USDA
Stockholder Letter of Direction (the total of which such amounts shall not exceed the amount of the Stockholder
Partial Payment set forth opposite the USDA's name on
Exhibit 2).

               (b) Upon receipt of one or more executed
Optionholder Letters of Transmittal in the name of the USDA, together with a letter of direction executed on behalf of the USDA relating to the Company Option(s) surrendered by the USDA (the "USDA Optionholder Letter of Direction"), the Agent shall immediately notify the Buyer and, upon written authorization by the Buyer, shall, in lieu of making an Optionholder Partial Payment to the USDA, make Optionholder Partial Payments to the individuals identified in the USDA Optionholder Letter of Direction and in the amounts set forth in the USDA Optionholder Letter of Direction (the total of which such amounts shall not exceed the amount of the Optionholder Partial Payment set forth opposite the USDA's name on Exhibit 6).

          3.4  Reports.

             The Agent shall furnish to the General Counsel and Secretary of the Buyer, weekly until [July 2], 2003 and monthly thereafter, when there is activity, reports showing cumulative surrender and payment activity pursuant to this
Article III.

          3.5  Termination of Equity Payment Fund.

             On December 2, 2003, the Agent shall (a)
distribute to the Buyer all amounts remaining in the Equity Payment Fund and (b) deliver to the Buyer (i) final reports showing the cumulative surrender and payment activity pursuant to this Article III and (ii) all Stockholder Agreements, Certificates, Stockholder Letters of Transmittal, Company Options and Optionholder Letters of Transmittal accepted for payment through such date not previously delivered to the Buyer. Any Stockholder or Optionholder who has not theretofore surrendered its Certificate or Company Option to the Agent in accordance herewith shall, subject to applicable law, look as a general creditor only to the Buyer for payment for its Company Common Stock or Company Option.
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                         ARTICLE IV

                     EQUITY ESCROW FUND

          4.1  Final Aggregate Merger Consideration Deposit to or
               Distribution from Escrow Fund.

             If the Initial Aggregate Merger Consideration is increased pursuant to Section 2.1(d) of the Merger Agreement, then not later than the fifth business day after the date the Initial Aggregate Merger Consideration is increased pursuant to Section 2.1(d) of the Merger Agreement, the Buyer and the Representative shall so notify the Agent in writing and the Buyer shall deposit in the Equity Escrow Fund an amount in cash equal to such increase, less the aggregate amount of such increase the Buyer or the Surviving Corporation then knows it is required to deduct and withhold with respect to the payments to be made pursuant to Sections 3.1(d), 3.2(d) or 3.3 under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign tax law, (as set forth in such notice). If the Initial Aggregate Merger Consideration is decreased pursuant to Section 2.1(d) of the Merger Agreement, then not later than the fifth business day after the date the Initial Aggregate Merger Consideration is decreased pursuant to Section 2.1(d) of the Merger Agreement, the Buyer and the Representative shall so notify the Agent in writing and the Agent shall distribute to the Buyer from the Equity Escrow Fund an amount in cash equal to such decrease (as set forth in such notice) by wire transfer of immediately available funds to a bank account designated by the Buyer. If after such deposit or distribution, as the case may be, the amount in the Equity Escrow Fund exceeds $5,900,000, then promptly thereafter the Agent shall mail to each Stockholder and Optionholder who has previously surrendered all of its, his or her Certificates or Company Options, as the case may be, pursuant to Article III, by first class mail, postage prepaid, a check in an amount equal to the product of (i) the amount by which the amount in the Equity Escrow Fund exceeds $5,900,000 and (ii) such Stockholder's Ownership Percentage Interest as set forth on
Exhibit 2 hereto or such Optionholder's Ownership Percentage Interest as set forth on Exhibit 6 hereto, as applicable. The Buyer and the Representative shall notify the Agent in writing as to the amounts to be paid pursuant to this
Section 4.1, if any.

          4.2  Claims Against Equity Escrow Fund.

             At any time prior to the eighteen month
anniversary of the Effective Time (the "Escrow Fund Release Date"), the Buyer may give written notice (a "Claim Notice") simultaneously to the Agent and the Representative of a claim (a "Claim") for indemnification of it or any of its affiliates or any of their respective officers, directors, employees or agents under Section 8.2(a) of the Merger Agree ment. The Claim Notice shall set forth in reasonable detail the nature of the Loss or Taxes for which indemnification is sought, the section or sections of the Merger Agreement to which the Claim relates and the amount of the Loss or Taxes involved (or if not then determinable by the Buyer, a rea sonable good faith estimate of the amount of the Loss or Taxes involved). Upon receipt of any Claim Notice, the Agent shall establish a reserve in the amount of the Loss or Taxes (or the estimate thereof) set forth therein (such reserve together with all other amounts then so reserved
being hereinafter referred to as the    "Reserve") until
such Claim is resolved in accordance with Section 4.3.
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          4.3  Resolution of Claims.



               (a)  If the Buyer asserts a Claim pursuant to
Section 4.2 and the Representative does not give written notice to the Agent and the Buyer objecting to such claim (an "Objection Notice") within ten days after receipt by the Agent of the Claim Notice relating thereto (the "Objection Period"), then the Representative shall be deemed to have accepted the Claim and the amount of the Loss or Taxes (or estimate there of) set forth in the Claim Notice and such Claim shall become a "Resolved Claim" at the time of such deemed accep tance.

               (b)  If the Buyer asserts a Claim pursuant to
Section 4.2 and the Representative does give an Objection Notice within the Objection Period, then (i) the Buyer (or other Indemnified Party) shall be free to pursue such remedies as may be available under applicable law to enforce its rights to indemnification with respect to such Claim, (ii) such Claim and the amount of the Loss or Taxes related thereto shall be determined either by mutual agreement of the Buyer
(or other Indemnified Party) and the Representative or by an arbitration pursuant to Section 11.10 of the Merger
Agreement, in either case, as evidenced by written notice to the Agent signed by the Buyer and the Representative, and
(iii) such Claim shall become a "Resolved Claim" at the time of such mutual agreement or determination by such arbitrator.

          4.4  Payment of Claims.

             Whenever a Claim becomes a Resolved Claim pursuant to Section 4.3, (a) the Buyer and the Representative shall give the Agent written notice thereof and (b) promptly thereafter, the Agent shall distribute to the Buyer from the Equity Escrow Fund an amount equal to the amount of the Loss or Taxes involved in such Resolved Claim and set forth in such notice by wire transfer of immediately available funds to a bank account designated by the Buyer.

          4.5  Distribution of Equity Escrow Fund.



               (a) If on the ten month anniversary of the Effective Date, the positive difference, if any, between the amount then in the Equity Escrow Fund, on the one hand, and the Reserve as
of such date, on the other hand, exceeds $2,000,000 (the
amount, if any, by which such positive difference exceeds
$2,000,000 being hereinafter referred to as the "Ten Month
Excess"), then promptly thereafter, except as otherwise
provided in Section 4.6, the Agent shall mail to each
Stockholder and Optionholder who has previously surrendered
all of its, his or her Certificates or Company Options, as
the case may be, pursuant to Article III, by first class
mail, postage prepaid, a check in an amount equal to the
product of (i) the Ten Month Excess and (ii) such
Stockholder's Ownership Percentage Interest as set forth on
Exhibit 2 hereto or such Optionholder's Ownership Percentage
Interest as set forth on Exhibit 6 hereto, as applicable.
The Buyer and the Representative shall notify the Agent in
writing as to the amounts to be paid pursuant to this
Section 4.5(a), if any.
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               (b)  If on the Escrow Fund Release Date, the
amount then in the Equity Escrow Fund exceeds the Reserve as of such date (the amount, if any, by which the amount then in the Equity Escrow Fund exceeds the Reserve as of such date being hereinafter referred to as the "Eighteen Month Excess"), then promptly thereafter, except as otherwise provided in
Section 4.6, the Agent shall mail to each Stockholder and Optionholder who has previously surrendered all of its, his or her Certificates or Company Options, as the case may be, pursuant to Article III, by first class mail, postage prepaid, a check in an amount equal to the product of (i) the Eighteen Month Excess and (ii) such Stockholder's
Ownership Percentage Interest as set forth on Exhibit 2 hereto or such Optionholder's Ownership Percentage Interest as set forth on Exhibit 6 hereto, as applicable. The Buyer and the Representative shall notify the Agent in writing as to the amounts to be paid pursuant to this Section 4.5(b), if any.

               (c) If at the time any Claims outstanding as of the Escrow Fund Release Date become Resolved Claims and all distributions due the Buyer with respect thereto pursuant to
Section 4.4 have been distributed to the Buyer and any amount remains in the Equity Escrow Fund, then promptly thereafter, except as otherwise provided in Section 4.6, the Agent shall (i) mail to each Stockholder and Optionholder who has previously surrendered all of its, his or her Certificates or Company Options, as the case may be, pursuant to Article III, by first class mail, postage prepaid, a check in an amount equal to the product of (A) the amount then remaining in the Equity Escrow Fund and (B) such Stockholder's Ownership Percentage Interest as set forth on Exhibit 2 hereto or such Optionholder's Ownership Percentage Interest as set forth on Exhibit 6 hereto, as applicable and (ii) distribute the balance of the Equity Escrow Fund to the Buyer by wire transfer of immediately available funds to a bank account designated by the Buyer.
The Buyer and the Representative shall notify the Agent in writing as to the amounts to be paid pursuant to this
Section 4.5(c), if any.

          4.6  Special Equity Escrow Fund Instructions Relating to
               USDA



               (a) Upon receipt of a letter of direction executed on behalf of the USDA relating to the distribution of amounts payable under this Article IV to the USDA as a Stockholder
hereunder (the "USDA Stockholder Equity Escrow Letter of
Direction"), the Agent shall immediately notify the Buyer
and, upon authorization by the Buyer, shall, in lieu of
making any payment to the USDA under this Article IV, make
any payments due to the USDA under this Article IV to the
individuals identified in the USDA Stockholder Equity Escrow
Letter of Direction and in the amounts set forth in the USDA
Stockholder Equity Escrow Letter of Direction (the total of
which such amounts shall not exceed the amount which would
otherwise be payable under this Article IV to the USDA as a
Stockholder hereunder based on the USDA's Ownership
Percentage Interest set forth on Exhibit 2).
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               (b)   Upon receipt of a letter of direction
executed on behalf of the USDA relating to the distribution of amounts payable under this Article IV to the USDA as an Optionholder hereunder (the "USDA Optionholder Equity Escrow
Letter of Direction"), the Agent shall immediately notify the Buyer and, upon authorization by the Buyer, shall, in lieu of making any payment to the USDA under this Article IV, make any payments due to the USDA under this Article IV to the individuals identified in the USDA Optionholder Equity
Escrow Letter of Direction and in the amounts set forth in the USDA Optionholder Equity Escrow Letter of Direction (the total of which such amounts shall not exceed the amount which would otherwise be payable under this Article IV to the USDA as an Optionholder hereunder based on the USDA's
Ownership Percentage Interest set forth on Exhibit 6).
                          ARTICLE V

                     REPRESENTATIVE FUND

          5.1  Representative Fund



               (a) If, at any time prior to the eighteen month anniversary of the Effective Time (the "Representative Fund Release Date"), the Representative (a) on behalf of the Stockholders and Optionholders in its capacity as Representative, incurs out-of-pocket costs and expenses ("Out-of-Pocket Expenses") or (b) in connection with the acceptance or administration of the Representative's duties under this Agreement or the Merger Agreement incurs, without gross negligence or bad faith on the part of the Representative, any loss, liability or expense
("Indemnification Expenses"), the Representative may give written notice (an "Expense Notice") to the Agent and the Buyer setting forth in reasonable detail the nature and amount of such Out-of-Pocket Expenses or Indemnification Expenses. Upon receipt of any Expense Notice, the Agent shall promptly distribute to the Representative from the Representative Fund an amount equal to the Out-of-Pocket
Expenses or Indemnification Expenses set forth in the Expense Notice by wire transfer of immediately available funds to a bank account designated by the Representative.
The Representative shall not be entitled to any payment hereunder for Out-of-Pocket Expenses or Indemnification
Expenses from the Stockholders, the Optionholders, the Buyer or the Surviving Corporation after the Representative Fund has been exhausted.

               (b) If, on the Representative Fund Release Date, any amount remains in the Representative Fund, then promptly thereafter, except as otherwise provided in Section 5.2, the Agent shall (i) mail to each Stockholder and Optionholder who has previously surrendered all of its, his or her Certificates or Company Options, as the case may be, pursuant to Article III, by first class mail, postage prepaid, a check in an amount equal to the product of (A) the amount then remaining in the Representative Fund and (B) such Stockholder's Ownership Percentage Interest as set forth on Exhibit 2 hereto or such Optionholder's Ownership Percentage Interest as set forth on Exhibit 6 hereto, as applicable and (ii) distribute the balance of the Representative Fund to the Buyer by wire transfer of immediately available funds to a bank account designated by the Buyer. The Buyer and the Representative shall notify the Agent in writing as to the amounts to be paid pursuant to this Section 5.1(b), if any.

          5.2  Special Representative Fund Instructions Relating to
               USDA.



               (a) Upon receipt of a letter of direction executed on behalf of the USDA relating to the distribution of amounts payable under this Article V to the USDA as a Stockholder hereunder (the "USDA Stockholder Representative Fund Letter of Direction"), the Agent shall immediately notify the Buyer and, upon authorization by the Buyer, shall, in lieu of making any payment to the USDA under this Article V, make any payments due to the USDA under this Article V to the individuals identified in the USDA Stockholder
Representative Fund Letter of Direction and in the amounts set forth in the USDA Stockholder Representative Fund Letter of Direction (the total of which such amounts shall not exceed the amount which would otherwise be payable under this Article V to the USDA as a Stockholder hereunder based on the USDA's Ownership Percentage Interest set forth on
Exhibit 2).

               (b)   Upon receipt of a letter of direction
executed on behalf of the USDA relating to the distribution of amounts payable under this Article V to the USDA as an Optionholder hereunder (the "USDA Optionholder Representative Fund Letter of Direction"), the Agent shall immediately notify the Buyer and, upon authorization by the Buyer, shall, in lieu of making any payment to the USDA under this Article V, make any payments due to the USDA under this Article V to the individuals identified in the USDA Optionholder
Representative Fund Letter of Direction and in the amounts set forth in the USDA Optionholder Representative Fund
Letter of Direction (the total of which such amounts shall not exceed the amount which would otherwise be payable under this Article V to the USDA as an Optionholder hereunder based on the USDA's Ownership Percentage Interest set forth on Exhibit 6).
                         ARTICLE VI

                     GENERAL PROVISIONS

          6.1  Term of Agreement.

             This Agreement shall be in effect until all amounts in the Indebtedness Payment Fund, the Equity Payment
Fund, the Equity Escrow Fund and the Representative Fund have been distributed or paid in accordance with this Agreement.

          6.2  Taxes.

             The Buyer shall bear all federal, state and local taxes based upon and measured by net or gross income arising from the Indebtedness Payment Fund, the Equity Payment Fund, the Equity Escrow Fund or the Representative Fund. The Agent shall provide the Buyer with a copy of any Form 1099-INT (or other applicable forms) received by the Agent with respect to interest or other income earned on the Equity Payment Fund, the Equity Escrow Fund or the Representative Fund and paid to the Buyer in accordance with
Section 6.3. The Agent shall prepare and mail to each Stockholder who receives funds hereunder a Form 1099-B reporting such payments in accordance with applicable law. The Agent shall prepare and mail to each Optionholder that holds non-compensatory Company Options (such Optionholders to be identified in writing by the Buyer) and that receives funds hereunder a Form 1099-B reporting such payments in accordance with applicable law. The Buyer shall further instruct the Agent in writing as to any reporting to be made with respect to Optionholders that hold non-compensatory Company Options and Stockholders, in each case, that have not surrendered their Company Options or Certificates, as applicable, in accordance with this Agreement prior to the termination of the Equity Payment Fund pursuant to Section
3.5. To the extent required under applicable law, the Agent shall deduct and withhold backup withholding tax at the applicable rate from the amount payable to any Stockholder hereunder, other than (i) a Stockholder who has timely delivered to the Agent a properly executed Form W-9 (or Substitute Form W-9) (Request for Taxpayer Identification Number and Certification) indicating that such Stockholder is not subject to backup withholding or (ii) a foreign Stockholder who has timely delivered to the Agent a properly executed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

          6.3  Investment of Cash.

            Cash held in the Equity Payment Fund, the Equity Escrow Fund or the Representative Fund shall be invested by the Agent in short-term obligations of the U.S. government or in certificates of deposit issued by a bank or trust company having combined capital and surplus of at least $500,000,000 or in such other manner as the parties hereto may agree and direct the Agent in writing. The Agent shall pay all interest or other income earned on the Equity Payment Fund, the Equity Escrow Fund or the Representative Fund over to the Buyer not later than the tenth business day after the end of the month in which such interest or other income is received by the Agent.

          6.4  The Agent.

             The obligations of the Agent under this Agree ment are subject to the following terms and conditions:

               (a) The Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Agent so acting or failing to so act; provided, however, the Agent shall not be relieved from liability for damages arising out of its gross negligence or willful misconduct under this Agreement. The Agent shall in no event incur any liability with respect to
(i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to any party hereto, given with respect to any question relating to the duties and responsibilities of the Agent hereunder or
(ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties. Except as otherwise expressly provided in this Agreement, the Agent shall not have any duties under or be bound in any way by any agreement or contract (including but not limited to the Merger Agreement) between the Buyer and the Representative, whether or not the Agent has knowledge of any such agreement or contract; and the parties hereto agree that the use of defined terms incorporated by reference to the Merger Agreement and the use of cross references to the Merger Agreement are solely for the convenience of the parties and the Agent may rely on the use of any such defined terms or cross references in any communication received by it.

               (b) The Buyer and the Representative each warrant to and agree with the Agent that there is no security interest in the funds deposited hereunder; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the funds deposited hereunder; and the Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the funds deposited hereunder or to file any financing statement under the Uniform Commercial
Code of any jurisdiction with respect thereto.

               (c)(i) As an additional consideration for and as an inducement for the Agent to act hereunder, it is understood and agreed that, in the event of any disagreement between the parties to this Agreement or among them or any other person(s) resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Agent shall be entitled, at its option, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, the Agent shall make no delivery or other disposition of any of the funds deposited hereunder until such disagreement is resolved. Anything herein to the contrary notwithstanding, the Agent shall not be or become liable to such parties or any of them for the failure of the Agent to comply with the conflicting or adverse demands of such parties or any of such parties.

               (ii)    The Agent shall be entitled to
continue to refrain and refuse to deliver or otherwise dispose of the funds deposited hereunder or to otherwise act hereunder, as stated above, unless and until:

               (A)    the rights of such parties have been
finally settled by binding arbitration as provided in the Merger Agreement or duly adjudicated in a court located in the State of Delaware having jurisdiction over the parties and the funds deposited hereunder; or

               (B)    the parties have reached an agreement
resolving their differences and have notified the Agent in writing of such agreement and have provided the Agent with indemnity satisfactory to the Agent against any liability, claims or damages resulting from compliance by the Agent with such agreement.

In the event of a disagreement between such parties as described above, the Agent shall have the right, in addition to the rights described above and at its option, to tender into the registry or custody of any court located in the State of Delaware having jurisdiction, all funds deposited hereunder and may take such other legal action as may be appropriate or necessary, in the reasonable opinion of the Agent after consultation with its legal counsel. Upon such tender, the parties hereto agree that the Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Agent of its compensation hereunder earned prior to such filing and discharge of the Agent of its duties hereunder.

               (d)  The Buyer agrees to pay the Agent for
its ordinary services hereunder the fees determined in accordance with and payable as specified in the Schedule of Fees set forth in Exhibit 8 attached hereto and made a part hereof. In addition, the Buyer agrees to pay to the Agent its expenses incurred in connection with this Agreement, including but not limited to reasonable attorneys' fees in the event the Agent deems it necessary to retain counsel. Such expenses shall be paid to the Agent within five business days following receipt by the Buyer of a written statement setting forth such expenses. The Buyer further agrees that, in the event any controversy arises under or in connection with this Agreement or the funds deposited hereunder or the Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the funds deposited hereunder to promptly reimburse the Agent for all costs and expenses incurred by the Agent in connection with such controversy or litigation.

               (e)  The Agent may resign at any time from
its obligations under this Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice which shall be no earlier than 30 days after such written notice has been given. In the event of such resignation, the Buyer shall appoint a successor payment and escrow agent. In the event no successor payment and escrow agent has been appointed on or prior to the date such resignation is to become effective, the Agent shall be entitled to tender into the custody of a court of competent jurisdiction located in the State of Delaware all funds then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement. The Agent shall have no responsibility for the appointment of a successor payment and escrow agent hereunder.

               (f) The Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in this paragraph, shall be furnished. The Buyer agrees to indemnify the Agent and its officers, directors, employees and agents and save the Agent and its officers, directors, employees and agents (each an "Agent Indemnified Party") harmless from and against any and all Agent Claims (as hereinafter defined) and Agent Losses
(as hereinafter defined) which may be incurred by the Agent or any of such Agent Indemnified Parties as a result of Agent Claims asserted against the Agent or any of such Agent Indemnified Parties, directly or indirectly, as a result of or in connection with the Agent's acting or failing to act in its capacity as payment and escrow agent under this Agreement by any person or entity. For the purposes hereof, the term "Agent Claims" shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) the Agent or any such Agent Indemnified Party, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (i) the acts or omissions of the Buyer or the Representative under this Agreement, (ii) the appointment of the Agent as payment and escrow agent under this Agreement or (iii) the performance by the Agent of its powers and duties under this Agreement; provided that, Agent Claims shall not include claims that arise out of, result from, relate to or are based upon an action or omission of the Agent which constitutes gross negligence or willful misconduct. For the purposes hereof, the term "Agent Losses" shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to reasonable attorneys', accountants' and other professionals' fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Agent Claims. Upon the written request of the Agent or any such Agent Indemnified
Party, the Buyer agrees to assume the investigation and defense of any Agent Claim, including the employment of counsel acceptable to the applicable Agent Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Agent Indemnified
Party shall have the right, and the Buyer agrees to pay the cost and expense thereof, to employ separate counsel with respect to any such Agent Claim and participate in the investigation and defense thereof in the event that such Agent Indemnified Party shall have been advised by counsel that there exists a conflict of interest between such Agent Indemnified Party and the Buyer. The Buyer hereby agrees that the indemnifications and protections afforded the Agent in this section shall survive the termination of this Agreement.

          6.5  Notices.

             All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or sent by facsimile with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or sent by facsimile, or one day after delivery to a courier for next-day delivery.

               (a)  if to the Buyer, to

                    New England Business Service, Inc.
                    500 Main Street
                    Groton, Massachusetts  01471
                    Attn:  General Counsel and Secretary
                    Facsimile:  (978) 449-3018

               with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, Massachusetts  02108
                    Attention:   David T. Brewster
                    Facsimile:    (617) 573-4822

               If to the Representative, to:

                    Ms. Joann McNiff
                    600 Fifth Avenue, 27th Floor
                    New York, New York  10020
                    Facsimile: (212) 218-4130

               with a copy to:
                    Hughes & Luce, L.L.P.
                    1717 Main Street, Suite 2800
                    Dallas, Texas 75201
                    Attention: David G. Luther, Jr.
                    Facsimile: (214) 939-5849

               If to the Agent, to:

                    SunTrust Bank
                    Corporate Trust Department
                    25 Park Place, 24th Floor
                    Atlanta, Georgia  30303
                    Attention:   Sonia Henry
                    Facsimile:   (404) 588-7335

          6.6  Assignment.

             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that the Buyer may assign its rights, but not its obligations, under this Agreement to any Subsidiary of the Buyer (and shall notify the Agent in writing of any such assignment).

          6.7  Governing Law

          . This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

          6.8  Counterparts

             This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an origi nal, but all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                         NEW ENGLAND BUSINESS SERVICE, INC.


                         By:  _/s/ Daniel M. Junius_____
                         Name: Daniel M. Junius
                         Title: Treasurer

                         THE REPRESENTATIVE


                         ___/s/ Joann McNiff____________
                         Joann McNiff, solely in her
                         capacity as the Representative


                         SUNTRUST BANK


                         By: __/s/ Sonia S. Henry_______
                         Name: Sonia S. Henry
                         Title: Assistant Vice President

                                                  EXHIBIT A

                 [Copy of Merger Agreement]